AMENDMENT

      The undersigned, as signatories to the August 22, 2003 Agreement governing the duties and compensation of Vaquero Oil and Gas, Inc. do hereby agree that only Section 4 (a) of such agreement is modified as follows:

Section 4. Advances to Develop Oil and Gas Prospects. (a) In order to enable VOG to perform its obligations hereunder, VP shall deliver to VOG (i) $150,000 as a one-time advance on prospect development fees (the "Prospect Development Advance"), payable in accordance with subsection (b) below, (ii) 91,667 shares Dune's common stock (having an agreed upon value of $.02 per share) and (iii) commencing on the date that VOG leases its office pursuant to Section 5 below, $25,000 on the first day of each of the first six (6) months during the Term of this Agreement and $12,500 on the first day of each month thereafter for the second six months of the Term, for prospect development fees. It is expressly understood that neither VOG, its officers, directors, employees or agents shall be entitled to any other remuneration other than as specifically set forth in this Section 4.

By signatures affixed below, the parties reaffirm the entirety of this Agreement, except Section 4(a) as noted above.

Accepted and Agreed to this seventeenth day of November, 2003 by:


/s/ Mark G. Harrington                               /s/ Rick Trapp
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Dune Energy, Inc.                                    Vaquero Oil and Gas, Inc.
Mark G. Harrington, President                        Rick Trapp, President & CEO


                                                     /s/ Paul Williams
                                                     ---------------------------
                                                     Vaquero Oil and Gas, Inc.
                                                     Paul Williams, Chairman